Exhibit 15.1


September 26, 2001

Board of Trustees and Shareholders of ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in the Registration Statement (Form S-8) pertaining to the ProLogis Trust Employee Share Purchase Plan its Form 10-Q for the quarters ended March 31, and June 30, 2001, which include our reports dated May 9, 2001 and August 10, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

ARTHUR ANDERSEN LLP